Exhibit 10.30
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AIRCRAFT TIME SHARING AGREEMENT

Effective February 25, 2025,

between

XCEL ENERGY SERVICES INC.,
as Operator,

and

CHIEF EXECUTIVE OFFICER
of Operator

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AIRCRAFT TIME SHARING AGREEMENT

THIS AIRCRAFT TIME SHARING AGREEMENT dated this 25th day of February, 2025 (the “Effective Date”), by and between XCEL ENERGY SERVICES INC., a Delaware corporation (the “Operator” or the “Company”), and the Chief Executive Officer of Operator (“Executive”).

WHEREAS, Operator controls and operates under lease those certain aircraft described on Schedule 1, attached hereto, for the business of the Company (the “Aircraft”);

WHEREAS, Operator employs or contracts for the services of a fully qualified flight crew to operate the Aircraft;

WHEREAS, in order to protect the safety and security of Executive and maximize his availability to carry out his responsibilities with maximum efficiency and confidentiality, the Company desires to make available to Executive, an Aircraft from time to time on a time sharing basis permitted by FAA regulations (referred to as the “Federal Aviation Regulations” or “FARs”) as set forth in in 14 C.F.R. Section 91.501(c)(1);

WHEREAS, Executive desires to sublease the Aircraft, with a flight crew, from Operator pursuant to a “time sharing agreement” as defined in in 14 C.F.R. Section 91.501(c)(1) of FARs; and

WHEREAS, Operator is willing to sublease the Aircraft, with flight crew, to Executive on such a time sharing basis.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:

1.LEASE; TERM

(a) Lease Term. Executive hereby agrees to lease each Aircraft from time to time on an hourly basis from Operator, and Operator hereby agrees to lease the Aircraft from time to time to Executive, pursuant to the terms and conditions in this Agreement. This Agreement shall commence on the date first written above and shall remain in effect until terminated by either party on not less than 31 days’ notice or terminated earlier pursuant to Section 8, below.

(b) Availability and Delivery. Each use of an Aircraft under this Agreement shall be on a non-exclusive and “as needed, as available” basis. Each Aircraft shall be available to Executive and to other lessees when not in use by Operator for Operator’s own business, and Operator shall use reasonable business efforts to schedule use of the Aircraft on an as needed, first-come, first-service basis, as discussed in Section 4, below. The Aircraft shall be delivered to Executive for each usage at the Minneapolis-St. Paul International Airport (KMSP), unless otherwise agreed by the parties.

2 . USE OF AIRCRAFT

(a) FAR Part 91Use Only. Notwithstanding anything herein to the contrary, during the times the Aircraft is leased to Executive, Executive’s use of the Aircraft shall be restricted to use for Executive’s own use and the carriage of Executive’s representatives, agents, family and guests, and property in accordance with FAR Part 91, and specifically under a time sharing agreement as defined in 14 C.F.R. Section 91.501(c)(1). Executive shall not use the Aircraft in commercial or common carriage, nor shall Executive otherwise use the Aircraft on a compensatory basis except to the limited extent permitted by Section 91.501 of the FARs.

(b) Operational Control. It is hereby jointly agreed and acknowledged between Operator and Executive that during all phases of flights conducted under this Agreement, Operator shall have sole operational control over the Aircraft, aircrew and maintenance. “Operational control” shall mean, consistent with 14 C.F.R. § 1.1 and FAA guidelines, the exercise of authority over initiating, conducting or terminating a flight. Operator shall exercise complete control over the phases of operation of the Aircraft requiring aviation expertise for all flights under this Agreement. Operator shall also maintain possession, command and control of the Aircraft during all uses hereunder, in accordance with Internal Revenue Service Ruling 58-215.

(c) Flight Crews. Operator shall be solely responsible for supplying a flight crew for Executive’s operations hereunder, and any such flight crews shall be agents of Operator, including contract pilots. Operator shall ensure that all flight crews (i) are FAA certified and duly qualified to operate the Aircraft in accordance with all applicable laws and regulations; and (ii) meet the applicable requirements of Operator’s insurance policies in Section 6 of this Agreement.

(d) Pilot-in-Command. Operator and Executive acknowledge and agree that, contrary provisions of this Section 2 notwithstanding, (i) the pilot-in-command (“PIC”) of any flight, in her or his sole discretion, may terminate the flight, refuse to commence the flight, or take any other flight-related action which in her or his sole judgment is necessitated by considerations of safety, (ii) the PIC of any flight shall have final and complete authority to postpone or cancel the flight for any reason or condition which in his or her judgment would compromise the safety of the flight, and (iii) no such action of the PIC shall create or support any liability for loss, injury, damage or delay to Operator.

3. EXPENSES AND TAXES

(a) For each flight conducted under this Agreement, Operator may charge and Executive shall pay up to an amount equal to the expenses listed below incurred directly related to the flight in accordance with 14 C.F.R. Section 91.501(d):

1.    Fuel, oil, lubricants, and other additives;
2.    Travel expenses of the crew (including contract pilots), including food, lodging and ground transportation;
3.    Hangar and tie down costs away from the Aircraft’s base of operation;
4.    Insurance if obtained for the specific flight;
5.     Landing fees, airport taxes and similar assessments including, but not limited to, Internal Revenue Code Section 4261 and related excise taxes
(see paragraphs (b) and (c) of this Section 3, below);
6.     Customs, foreign permit, and similar fees;
7.     In-flight food and beverages;
8.     Flight planning and weather contract services; and
9.     An additional charge up to 100 percent of the expenses listed in 3(a)1 above.

The amount to be paid by Executive under this Section 3 shall be referred to as the “Time Sharing Fee.” The Time Sharing Fee shall never exceed the amount permitted under FAR Section 91.501(d).

(b) Commercial Air Transportation Excise Taxes. Executive and Operator intend that all Executive’s flights will be considered “noncommercial” for purposes of Part 91 of the FARs. Executive acknowledges that all of Executive’s flights will nevertheless be subject to commercial air transportation excise taxes pursuant to Internal Revenue Code Section 4261, if applicable.

(c) Taxes. Executive shall be responsible for any and all taxes (other than those based on Operator’s income, franchise, business and occupation taxes or personal property tax), including but not limited to commercial air transportation excise taxes, sales, use, embarkation or passenger departure taxes, customs duties, charges or levies of the United States, any state or local government or any foreign government related to Executive’s use, possession, or lease of the Aircraft (collectively “Taxes”). Except as otherwise specified on any applicable invoice, neither the expenses to be reimbursed nor any other payments to be made by Executive under this Agreement includes the amount of any such Taxes which may be assessed or levied by any taxing jurisdictions as a result of the lease of the Aircraft to Executive, or the use of the Aircraft by Executive. Executive shall be responsible for, shall indemnify and hold harmless Operator against, and shall remit to Operator all such Taxes together with each payment hereunder at the time required by applicable law.

(d) Invoices and Payment. Operator will initially pay all expenses related to the operation of the Aircraft when and as such expenses are incurred, and invoice Executive for any reimbursable expenses. Executive shall pay such invoices within 30 days of receipt of the invoice.

(e) Title; No Liens. Title to each Aircraft and all equipment subject to this Agreement is retained by the lessor indicated next to the applicable Aircraft on Schedule 1, attached hereto at all times. Executive may not pledge or encumber an Aircraft in any manner whatsoever, nor permit any liens, other than liens arising by operation of law or liens solely attributable to Operator, to attach thereto, and Executive shall promptly cause to be removed any such lien which may be placed on the Aircraft as a result of Executive’s action or inaction hereunder.

4. FLIGHT SCHEDULING

(a) Flight Requests. Executive will submit requests for flight time and proposed flight schedules to Operator as far in advance of any given flight as possible, and in any case, at least 72 hours in advance of Executive’s planned departure. Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon by the parties. In addition to the proposed schedules and flight times, Executive shall provide at least the following information for each proposed flight at least 72 hours prior to scheduled departure:

1. Proposed departure point;
2. destination;
3. date and time of flight;
4. the number of anticipated passengers;
5. the nature and extent of luggage and/or cargo to be carried;
6. the date and time of return flight, if any; and
7. any other information concerning the proposed flight that may be pertinent or required by Operator or Operator’s flight crew.

(b) Operator’s Scheduling Authority. Operator shall be under no obligation to approve any flight request submitted by Executive, and shall have final authority over the scheduling of an Aircraft, provided, however, that Operator will use reasonable efforts to accommodate Executive’s needs and avoid conflicts in scheduling. Executive shall be responsible for scheduling any ground transportation to and from departure and destination locations. The parties shall cooperate in good faith to resolve any conflicts in scheduling.

5. MAINTENANCE

Operator shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft and shall take such requirements into account in scheduling the Aircraft. If Operator determines any repair or maintenance should be completed prior to any flight, Operator shall not operate the Aircraft until such time as certified and qualified mechanics have completed such repairs or maintenance. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and with the sound discretion of the Director, Aviation Services.

6. INSURANCE

(a) Required Coverage. Operator shall maintain, or cause to be maintained, with respect to the Aircraft and operations thereof, (a) comprehensive aircraft liability insurance against bodily injury or property damages claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage in an amount not less than $100,000,000 for each single occurrence, (b) personal injury liability in an amount not less than $25,000,000; but in no event shall the amounts of liability coverage required be less than the coverage amounts as may then be required by applicable law, and (c) aircraft hull insurance in the amount of the market value of the Aircraft, as determined by the Operator, or as required by any applicable lease of the Aircraft to Operator. Operator will name Executive as an additional insured on any liability policy and will provide Executive with a certificate of insurance from time to time upon request. Operator will use commercially reasonable efforts to provide such additional insurance coverage as Executive shall request or require, provided, however, that the cost of such additional insurance shall be borne by Executive as set forth in Section 3, above.

(b) Limitation of Liability. Each party agrees and acknowledges that the insurance required by Section 6(a) above shall be and provide its sole recourse against the other party for all claims, losses, liabilities, obligations, demands, suits, judgments, causes of action, penalties, fines, costs, and expenses of any nature whatsoever, including attorneys’ fees and expenses, for or on account of, arising out of, or in any way connected with the use or operation of the Aircraft under this Agreement, including injury or death of any persons, including Executive and its guests.

7. REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties of Executive. Executive represents and warrants to Operator that Executive has full authority to enter into and fulfill this Agreement and has taken all steps and has done all acts required by applicable law to permit Executive to enter into and fulfill this Agreement, and upon execution, this Agreement shall become the legal, valid and binding obligation of Executive, enforceable in accordance with its terms. Executive will use the Aircraft solely for and on account of Executive’s personal or business use pursuant to the provisions of 14 C.F.R. Section 91.501(b)(6), and in any event Executive will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire.

(b) Representations and Warranties of Operator. Operator represents and warrants to Executive that Operator has full authority to enter into and fulfill this Agreement and has taken all steps and has done all acts required by applicable law to permit Operator to enter into and fulfill this Agreement, and upon execution, this Agreement shall become the legal, valid and binding obligation of Operator, enforceable in accordance with its terms.

(c) Disclaimer; Limitation of Liability. EXCEPT AS EXPRESSLY STATED TO THE CONTRARY HEREIN, THE AIRCRAFT IS BEING LEASED BY THE OPERATOR TO THE EXECUTIVE HEREUNDER ON A COMPLETELY “AS IS, WHERE IS” BASIS. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF, AND OWNER DISCLAIMS AND OPERATOR WAIVES, ALL OTHER REPRESENTATIONS OR WARRANTIES OF EVERY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS AND WARRANTIES, WITH RESPECT TO THE AIRCRAFT, OF AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION, OPERATION, FITNESS FOR A PARTICULAR USE, ABSENCE OF LATENT AND OTHER DEFECTS WHETHER OR NOT DISCOVERABLE, ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AND QUALITY OF MATERIALS OR WORKMANSHIP. IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DAMAGES ARISING FROM LOSS OF USE, LOSS OF REVENUE OR PROFIT, OR DIMINUTION IN VALUE OF THE AIRCRAFT.

8. TERMINATION

(a) By Operator. Operator may immediately terminate this Agreement upon the occurrence of any one of the following:

(i) In the event Executive fails to pay any sums due under this Agreement, and such failure is not corrected within 5 days after written notice by Operator to Executive; or

(ii) In the event Executive fails to observe or fulfill any term, condition and/or provision of this Agreement other than those specified in Sections 8(a)(i) and such failure is not corrected within 15 days after written notice by Operator to Executive.

(b) By Executive. Executive may immediately terminate this Agreement in the event Operator fails to observe or fulfill any term, condition and/or provision of this Agreement and such failure is not corrected within 15 days after written notice by Executive to Operator.

(c) Rights Upon Termination. Upon the termination of this Agreement, all rights of the Executive as to the Aircraft pursuant to this Agreement shall immediately cease and terminate. If the Operator terminates this Agreement as provided in this Section 8, Executive shall, notwithstanding such termination, be liable to the Operator for any amounts due under this Agreement.

9. NOTICES

All notices or other communications required under this Agreement shall be in writing and shall be effective when delivered personally or deposited in the U.S. mail, postage prepaid, and addressed to the parties at their respective addresses below or by email, unless by such notice a different party or address shall have been designated in writing (including email) from time to time.

If to Company: Xcel Energy Inc.
414 Nicollet Mall, 401-9
Minneapolis, MN 55401
Attn: SVP, Chief Human Resources Officer
Email:

If to Executive: Xcel Energy Inc.
414 Nicollet Mall, 401-9
Minneapolis, MN 55401
Attn: Chief Executive Officer
Email:

10. MISCELLANEOUS

(a)Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties as of the date hereof and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises and warranties made with respect to the subject matter of this Agreement. This Agreement may not be amended except in a writing signed by all parties.

(b) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of Operator and Executive hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

(c) No Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written permission of the other.

(d) Further Assurances. The parties hereto agree to cooperate with each other in effectuating this Agreement and, at the reasonable request of the other party, to execute and deliver such further documents or instruments and take such further actions as shall reasonably be requested in order to carry out the purposes of this Agreement.

(e) No Waiver. Neither party shall be deemed to have waived any breach by the other party of any provision of this Agreement unless it expressly does so in writing. If either party shall expressly waive any right hereunder, such waiver shall not be construed as a continuing waiver of other rights under the same or other provisions of this Agreement.

(f) Force Majeure. Either party shall be relieved of its obligations hereunder if the performance hereof is delayed or prevented or interrupted by any cause beyond its reasonable control, including, but not limited to, acts of God, public enemies, war, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or orders of any governmental authority.

(g) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota (excluding its choice of law rules) and the United States of America.

(h) Costs of Action. In the event of any legal action or other proceeding concerning any term or condition of the Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs incurred in that action or proceeding in addition to any other relief to which it may be entitled.

11. TRUTH IN LEASING

TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.

(a) OPERATOR HEREBY CERTIFIES THAT EACH AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED FOR THE PAST 12 MONTHS (OR, IF EARLIER, SINCE THE DATE OF ITS DELIVERY FROM THE PREVIOUS OWNER OR OPERATOR), IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND

ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

(b) EXECUTIVE AND OPERATOR WILL CONTINUE AT ALL TIMES UNDER THIS AGREEMENT TO MAINTAIN AND INSPECT THE AIRCRAFT UNDER FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(c) OPERATOR AND EXECUTIVE AGREE, CERTIFY AND KNOWINGLY ACKNOWLEDGE THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, OPERATOR SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OR THAT AIRCRAFT.

(i)THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

(e) OPERATOR IS RESPONSIBLE FOR COMPLYING WITH THE TRUTH IN LEASING REQUIREMENTS SET FORTH IN SCHEDULE 2.

OPERATOR HEREBY ACKNOWLEDGES THIS TRUTH IN LEASING STATEMENT:

Signature: /s/ Patricia Correa

Name: Patricia Correa, Senior Vice President, Chief Human Resources Officer

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Aircraft Time Sharing Agreement as of the date and year first written above.

OPERATOR: EXECUTIVE:

XCEL ENERGY SERVICES INC. ROBERT C. FRENZEL

By: /s/ Patricia Correa /s/ Robert C. Frenzel
Print: Patricia Correa
Title: Senior Vice President,
Chief Human Resources Officer

Schedule 1

AIRCRAFT

The following list of Aircraft is effective as of the date below and may be modified from time to time as Xcel Energy aircraft are replaced or terminated. This list may be amended without formal amendment to the Agreement by the parties initialing of a replacement Schedule 1 below. The parties acknowledge that addition of an Aircraft to this list may require FAA Truth in Leasing compliance in accordance with Schedule 2 to this Agreement.

Aircraft Make and Model	Serial Number	Registration Number	Lessor
Cessna Citation Sovereign CE-680	680-0112	N401MW	Banc of America Leasing & Capital LLC
Cessna Citation Sovereign CE-680	680-0266	N138KV	Banc of America Leasing & Capital LLC
Gulfstream G-280	2214	N235U	Banc of America Leasing & Capital LLC

Date: February 25, 2025

Schedule 2

“TRUTH IN LEASING” REQUIREMENTS
FAR §91.23(c)

(1) The Executive or the Operator must mail a copy of the Aircraft Time Sharing Agreement within 24 hours of its execution, to the Aircraft Registration Branch, Attn: Technical Section, P.O. Box 25724, Oklahoma City, Oklahoma 73125.

(2) A copy of the Aircraft Time Sharing Agreement must be carried in each Aircraft during operations under this Agreement. The copy of the Aircraft Time Sharing Agreement shall be made available for review upon request by the Administrator.

(3) The Executive or the Operator must notify by telephone or in person the FAA Flight Standards district office nearest the airport where the first flight for an Aircraft hereunder will originate. Unless otherwise authorized by that office, the notification shall be given at least 48 hours before takeoff in the case of the first flight of that Aircraft under the Aircraft Time Sharing Agreement or contract and inform the FAA of:

(i) The location of the airport of departure;
(ii) The departure time; and
(iii) The registration number of the Aircraft involved.

(4) The copy of the Aircraft Time Sharing Agreement furnished to the FAA is commercial or financial information obtained from a person. It is, therefore, privileged and confidential and will not be made available by the FAA for public inspection or copying under 5 U.S.C. 552(b)(4) unless recorded with the FAA under part 49 of this chapter.